UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   SCHAUB, ERNEST F.
   c/o GOODRICH CORPORATION
   Four Coliseum Centre
   2730 West Tyvola Road
   Charlotte, NC  28217
   USA
2. Issuer Name and Ticker or Trading Symbol
   GOODRICH CORPORATION
   GR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/99
5. If Amendment, Date of Original (Month/Year)
   2/14/00
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
President and Chief Operating Officer of BFGoodrich's Engineered Industrial Products

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |      |    |                  |   |           |11,371 (1)         |(D)   |                           |
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Common Stock                 |      |    |                  |   |           |5,000              |(I)   |By Wife                    |
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Common Stock                 |      |    |                  |   |           |14,974.1211*       |(I)   |By Savings Plan            |
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                             |      |    |                  |   |           |                   |      |Trust                      |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Stock Option            |        |1/4/9|(A) |15,500     |A  |1/4/0|1/3/0|Common Stock|15,500 |$36.156|15,500      |(D)|            |
                        |        |9    |    |           |   |2    |9    |            |       |3      |            |   |            |
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Stock Option            |        |     |    |           |   |4/9/9|1/1/0|Common Stock|11,800 |$41.406|11,800      |(D)|            |
                        |        |     |    |           |   |9    |8    |            |       |3      |            |   |            |
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Stock Option            |        |     |    |           |   |4/9/9|1/1/0|Common Stock|10,400 |$40.125|10,400      |(D)|            |
                        |        |     |    |           |   |9    |7    |            |       |0      |            |   |            |
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Stock Option            |        |     |    |           |   |1/2/9|1/1/0|Common Stock|11,400 |$34.375|11,400      |(D)|            |
                        |        |     |    |           |   |9    |6    |            |       |0      |            |   |            |
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Stock Option            |        |     |    |           |   |1/3/9|1/2/0|Common Stock|14,400 |$21.781|14,400      |(D)|            |
                        |        |     |    |           |   |8    |5    |            |       |3      |            |   |            |
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Stock Option            |        |     |    |           |   |1/3/9|1/2/0|Common Stock|6,600  |$20.00 |6,600       |(D)|            |
                        |        |     |    |           |   |7    |4    |            |       |       |            |   |            |
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Stock Option            |        |     |    |           |   |1/4/9|1/3/0|Common Stock|6,000  |$24.437|6,000       |(D)|            |
                        |        |     |    |           |   |6    |3    |            |       |5      |            |   |            |
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Stock Option            |        |     |    |           |   |1/2/9|1/1/0|Common Sstoc|2,900  |$20.875|2,900       |(D)|            |
                        |        |     |    |           |   |5    |2    |k           |       |0      |            |   |            |
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Stock Option            |        |     |    |           |   |1/2/9|1/1/0|Common Stock|164    |$19.093|164         |(D)|            |
                        |        |     |    |           |   |4    |1    |            |       |8      |            |   |            |
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
Explanation of Responses:
* Includes shares acquired in 1999 pursuant to the Company's Retirement Plus Savings Plan.
(1) On February 14, 2000, the reporting person filed a Form 5 reporting the acquisition of 1,137 shares acquired in an interim payout under the Company's 1998-2000 Long-Term Incentive Plan on 4/9/99. This transaction did not need to be reported as it had occurred prior to the reporting person becoming an insider of the Company, and in addition, it had been included in the reporting person's Initial Statement of Ownership of Securities (Form 3). This
form is now being filed to correctly state the amount of securities beneficially owned by the reporting person at
12/99.
SIGNATURE OF REPORTING PERSON
/s/ Ernest F. Schaub
DATE
08/24/02